Exhibit 99.1

Molson Coors Beverage Company Reports 2023 Fourth Quarter and Full Year Results

Continued Fourth Quarter Top-Line Strength Delivers 9.4% Full Year Net Sales Growth, Achieving Full-Year Guidance

Full Year Income before Income Taxes Improves $1.3 Billion; Underlying Income before Income Taxes Increases 36.9% on a Constant Currency Basis, Exceeding Guidance

Fiscal 2024 Guidance Indicating Continued Net Sales and Underlying Income before Income Taxes Growth in Line with Long-Term Growth Algorithm

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--February 13, 2024--Molson Coors Beverage Company ("MCBC," "Molson Coors" or "the Company") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2023 fourth quarter and full year.

2023 FOURTH QUARTER FINANCIAL HIGHLIGHTS1

  Net sales increased 6.1% reported and 5.0% in constant currency.
  U.S. GAAP income before income taxes of $165.5 million improved $729.6 million, primarily driven by lower non-cash impairment charges of $692.0 million.
  Underlying (Non-GAAP) income before income taxes of $345.8 million increased 2.1% in constant currency.

2023 FULL YEAR FINANCIAL HIGHLIGHTS1

  Net sales increased 9.4% reported and 9.3% in constant currency.
  U.S. GAAP income before income taxes of $1,252.5 million improved $1,315.0 million, including lower non-cash impairment charges of $720.5 million and the $126.9 million of favorable changes in our unrealized mark-to-market commodity positions.
  Underlying (Non-GAAP) income before income taxes of $1,531.2 million increased 36.9% in constant currency.
  U.S. GAAP net income attributable to MCBC of $948.9 million, $4.37 per share on a diluted basis. Underlying (Non-GAAP) diluted earnings per share ("EPS") of $5.43 per share increased 32.4%.
  Net cash provided by operating activities of $2,079.0 million and Underlying (Non-GAAP) Free Cash Flow of $1,420.0 million.
  Reduction in net debt of $607.3 million since December 31, 2022.
  Cash paid for share repurchases of $205.8 million compared to $51.5 million in the prior year.

_____________________
1 See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

CEO AND CFO PERSPECTIVES

The fourth quarter of 2023 was a strong finish to an incredible year for Molson Coors. Full year net sales grew 9.3% on a constant currency basis, while underlying income before income taxes increased 36.9% on a constant currency basis.

This is the Company's second consecutive year of delivering both top and bottom-line growth. Molson Coors was well positioned to benefit from the significant shifts in consumer purchasing habits, largely in the U.S. premium segment in 2023. Meeting the strong demand, the Company grew annual U.S. brand volumes for both Coors Light and Miller Lite close to double digits and Coors Banquet performed even stronger. Through its proactive commercial efforts and powerful distributor network, the Company believes that these actions support its continued momentum and underscore the belief that the shifts in the industry have become structural.

Expanding on this success, Molson Coors achieved volume, share and net sales growth in each of the Company's three largest global markets in 2023. While its core brands were a strong driver, Molson Coors' above premium innovations like Simply Spiked and Madri also contributed to these results.

Molson Coors' successes over the last several years have established a new foundation from which to grow. Supported by its investments in its breweries, its commercial capabilities and its people worldwide, Molson Coors is confident in its ability to achieve its long-term growth algorithm in the future.

Gavin Hattersley, President and Chief Executive Officer Statement:

“2023 marked the second straight year in which Molson Coors did exactly what we set out to do - grow our business. But more than that, last year we achieved the highest reported top and bottom-line figures in the history of our Company. We plan to build on this momentum in 2024, with strong commercial plans, a powerful and supportive distributor network and the financial flexibility to reinvest in our business."

Tracey Joubert, Chief Financial Officer Statement:

“We are incredibly proud of our accomplishments in 2023. We achieved strong top and bottom-line growth driven in both our business units while we continued to strategically invest in our business, further strengthen our balance sheet and return cash to shareholders through a higher dividend and a larger new share repurchase program. We enter 2024 in a position of strength and are confident in our ability to continue to grow our business."

CONSOLIDATED PERFORMANCE - FOURTH QUARTER AND FULL YEAR 2023

	For the three months ended
($ in millions, except per share data) (Unaudited)	December 31, 2023	December 31, 2022	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$2,790.8	$2,629.5	6.1%	$29.4	5.0%
U.S. GAAP income (loss) before income taxes	$165.5	$(564.1)	N/M	$(2.8)	N/M
Underlying income (loss) before income taxes(1)	$345.8	$328.6	5.2%	$10.2	2.1%
U.S. GAAP net income (loss)(2)	$103.3	$(590.5)	N/M
Per diluted share	$0.48	$(2.73)	N/M
Underlying net income (loss)(1)	$257.4	$281.9	(8.7)%
Per diluted share(3)	$1.19	$1.30	(8.5)%
N/M = Not meaningful

	For the years ended
($ in millions, except per share data) (Unaudited)	December 31, 2023	December 31, 2022	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$11,702.1	$10,701.0	9.4%	$9.5	9.3%
U.S. GAAP income (loss) before income taxes	$1,252.5	$(62.5)	N/M	$9.1	N/M
Underlying income (loss) before income taxes(1)	$1,531.2	$1,104.8	38.6%	$19.1	36.9%
U.S. GAAP net income (loss)(2)	$948.9	$(175.3)	N/M
Per diluted share	$4.37	$(0.81)	N/M
Underlying net income (loss)(1)	$1,179.4	$892.6	32.1%
Per diluted share(3)	$5.43	$4.10	32.4%
N/M = Not meaningful
(1)

Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

(2)	Net income (loss) attributable to MCBC.
(3)

Underlying net income (loss) attributable to MCBC per diluted share for the three months and year ended December 31, 2022 were based on diluted shares of 217.4 million and 217.7 million, respectively. The underlying diluted share count includes incremental dilutive shares, using the treasury stock method, which are added to average shares outstanding.

QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS FOURTH QUARTER 2022 RESULTS)

  Net sales: The following table highlights the drivers of the change in net sales and net sales per hectoliter for the three months ended December 31, 2023 compared to December 31, 2022 (in percentages):
(unaudited)	For the three months ended December 31, 2023
	Financial Volume	Price and Sales Mix	Currency	Net Sales
Consolidated - Net sales	0.8%	4.2%	1.1%	6.1%
Consolidated - Net sales per hectoliter	N/A	4.2%	1.1%	5.3%

Net sales increased 6.1% driven by favorable price and sales mix, favorable foreign currency impacts and higher financial volumes. Net sales increased 5.0% in constant currency.

Financial volumes increased 0.8%, primarily due to higher financial volumes in the Americas segment, partially offset by a decrease in EMEA&APAC financial volumes. Brand volumes increased 4.3% due to a 6.7% increase in the Americas, partially offset by a 2.2% decline in EMEA&APAC.

Price and sales mix favorably impacted net sales and net sales per hectoliter by 4.2%, primarily due to increased net pricing as well as favorable sales mix as a result of lower contract brewing volume related to the wind down of a contract brewing arrangement leading up to the termination by the end of 2024.

  Cost of goods sold (COGS): increased 3.0% on a reported basis, primarily due to unfavorable foreign currency impacts, higher cost of goods sold per hectoliter and higher financial volumes. Cost of goods sold per hectoliter: increased 2.2% on a reported basis, including the unfavorable currency impact of 1.2%, primarily due to cost inflation related to materials and manufacturing expenses, and unfavorable mix driven by lower contract volumes in the Americas segment as well as higher factored volumes in the EMEA&APAC segment, partially offset by cost savings. Underlying COGS per hectoliter: increased 1.4% in constant currency primarily due to cost inflation related to materials and manufacturing expenses and unfavorable mix driven by lower contract volumes in the Americas segment as well as higher factored volumes in the EMEA&APAC segment, partially offset by cost savings.
  Marketing, general & administrative (MG&A): increased 18.7% on a reported basis due to increased marketing investment, higher incentive compensation expense and the unfavorable impact of foreign currency movements. Underlying MG&A: increased 17.4% in constant currency.
  U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes of $165.5 million improved $729.6 million on a reported basis from a loss in the prior year primarily due to lower non-cash impairment charges of $692 million, increased net pricing to customers, favorable sales mix, cost savings and higher financial volume, partially offset by higher MG&A expense and cost inflation related to materials and manufacturing expense.

  We recorded a non-cash $845 million partial goodwill impairment charge in our Americas segment in the fourth quarter of 2022. In the fourth quarter of 2023, we recorded a non-cash $160.7 million partial indefinite-lived intangible impairment charge in our EMEA&APAC segment as a result of the decline in the fair value of the Staropramen family of brands. The fair value decline was largely driven by reductions in management forecasts as a result of the delays in the expansion and distribution of the brand family, increased optionality for consumers in the premium sector in key markets and reduced demand in Central and Eastern Europe due to cost inflation pressures on consumers as well as macroeconomic factors including an increase in the discount rate as a result of the recent rising interest rate environment.
  Underlying income (loss) before income taxes: Underlying income before income taxes of $345.8 million improved 2.1% in constant currency primarily due to increased net pricing to customers, favorable sales mix, cost savings and higher financial volumes, partially offset by higher MG&A and cost inflation related to materials and manufacturing expenses.

QUARTERLY SEGMENT HIGHLIGHTS (VERSUS FOURTH QUARTER 2022 RESULTS)

Americas Segment

  Net sales: The following table highlights the drivers of the change in net sales and net sales per hectoliter for the three months ended December 31, 2023 compared to December 31, 2022 (in percentages):
(unaudited)	For the three months ended December 31, 2023
	Financial Volume	Price and Sales Mix	Currency	Net Sales
Americas - Net sales	2.2%	2.5%	0.0%	4.7%
Americas - Net sales per hectoliter	N/A	2.5%	(0.1)%	2.4%

Net sales increased 4.7% driven by higher financial volumes and favorable price and sales mix.

Financial volumes increased 2.2% primarily due to an increase in U.S. brand volumes driven by volume growth in our core brands partially offset by U.S. shipment timing and lower contract brewing volume. The increase in U.S. volume was driven in part by the continued shifts in consumer purchasing behavior largely within the premium beer segment. Americas brand volumes increased 6.7%, including an 8.5% increase in the U.S. driven by growth in our core brands, with Coors Light, Miller Lite and Coors Banquet each up double digits. Canada brand volumes increased 0.7% driven by growth in our above premium brands. Latin America volumes decreased 5.0% largely due to challenging economic conditions in key markets.

Price and sales mix favorably impacted net sales and net sales per hectoliter by 2.5%, primarily due to favorable impacts from both increased net pricing and sales mix. Favorable sales mix was due to lower contract brewing volume related to the wind down of a contract brewing arrangement leading up to the termination by the end of 2024.

  U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes of $362.5 million improved $861.7 million on a reported basis from a loss in the prior year primarily due to a non-cash $845 million partial goodwill impairment charge recognized in the fourth quarter of 2022, higher financial volumes, increased net pricing, lower logistics expenses and cost savings, partially offset by higher MG&A expenses and cost inflation related to materials and manufacturing expenses. The higher MG&A spend was driven by increased marketing investment and higher incentive compensation expense.
  Underlying income (loss) before income taxes: Underlying income before income taxes of $363.0 million increased 5.0% in constant currency primarily due to higher financial volumes, increased net pricing, lower logistics expenses and cost savings, partially offset by higher MG&A expense and cost inflation related to materials and manufacturing expenses.

EMEA&APAC Segment

  Net sales: The following table highlights the drivers of the change in net sales and net sales per hectoliter for the three months ended December 31, 2023 compared to December 31, 2022 (in percentages):
(unaudited)	For the three months ended December 31, 2023
	Financial Volume	Price and Sales Mix	Currency	Net Sales
EMEA&APAC - Net sales	(3.0)%	9.6%	6.0%	12.6%
EMEA&APAC - Net sales per hectoliter	N/A	9.9%	6.1%	16.0%

Net sales increased 12.6% driven by favorable price and sales mix as well as favorable foreign currency impacts, partially offset by a decline in financial volumes. Net sales increased 6.6% in constant currency.

Financial volumes decreased 3.0% and brand volumes decreased 2.2% driven by lower consumption in the U.K. and inflationary pressures on the consumer in Central and Eastern Europe.

Price and sales mix favorably impacted net sales and net sales per hectoliter by 9.6% and 9.9%, respectively, primarily due to increased net pricing and favorable sales mix.

  U.S. GAAP income (loss) before income taxes: U.S. GAAP loss before income taxes of $147.4 million declined $159.8 million on a reported basis from income in the prior year primarily due to a non-cash $160.7 million partial impairment charge to our indefinite-lived intangible asset related to the Staropramen family of brands, cost inflation on materials and logistics expenses, higher MG&A, as well as lower financial volumes and the unfavorable impact of foreign currencies, partially offset by increased net pricing to customers and favorable sales mix. Higher MG&A spend was primarily due to increased technology investments and administrative expenses as well as higher marketing.
  Underlying income (loss) before income taxes: Underlying income before income taxes of $15.3 million decreased 52.7% in constant currency primarily due to cost inflation on materials and logistics expenses, higher MG&A, as well as lower financial volumes, partially offset by increased net pricing to customers and favorable sales mix.

FULL YEAR CONSOLIDATED HIGHLIGHTS (VERSUS 2022 RESULTS)

  Net sales: The following table highlights the drivers of the change in net sales and net sales per hectoliter for the year ended December 31, 2023 compared to December 31, 2022 (in percentages):
(unaudited)	For the year ended December 31, 2023
	Financial Volume	Price and Sales Mix	Currency	Net Sales
Consolidated - Net sales	1.8%	7.5%	0.1%	9.4%
Consolidated - Net sales per hectoliter	N/A	7.3%	0.1%	7.4%

Net sales increased 9.4% driven by favorable price and sales mix, higher financial volumes and favorable foreign currency impacts. Net sales increased 9.3% in constant currency.

Financial volumes increased 1.8% primarily due to higher financial volumes in the Americas segment, partially offset by lower EMEA&APAC financial volumes. Brand volumes increased 2.2% due to a 4.4% increase in Americas brand volumes, partially offset by a 3.6% decrease in EMEA&APAC brand volumes.

Price and sales mix favorably impacted net sales and net sales per hectoliter by 7.5% and 7.3%, respectively, primarily due to increased net pricing including the rollover benefit in the first three quarters due to taking several price increases in the prior year, as well as favorable sales mix. Favorable sales mix was driven by geographic mix due to higher volumes in the Americas segment and lower contract brewing volume related to the wind down of a contract brewing arrangement leading up to the termination by the end of 2024.

  Cost of goods sold (COGS): increased 4.1% on a reported basis, primarily due to higher cost of goods sold per hectoliter and higher financial volumes. Cost of goods sold per hectoliter: increased 2.2%, primarily due to cost inflation related to materials and manufacturing expenses and unfavorable mix, partially offset by changes in our unrealized mark-to-market commodity derivative positions of $126.9 million, cost savings and volume leverage. Underlying COGS per hectoliter: increased 4.2% in constant currency primarily due to cost inflation related to materials and manufacturing expenses and unfavorable mix, partially offset by cost savings and volume leverage.
  Marketing, general & administrative (MG&A): increased 6.2% on a reported basis primarily due to higher incentive compensation expense and increased marketing investment on core and innovation brands, partially offset by cycling the recording of a $56.0 million accrued liability in the prior year related to potential losses as a result of the ongoing Keystone litigation case. Underlying MG&A: increased 8.3% in constant currency.
  U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes of $1,252.5 million improved $1,315.0 million on a reported basis from a loss in the prior year primarily due to lower non-cash impairment charges of $720.5 million, increased net pricing to customers, changes in our unrealized mark-to-market commodity positions of $126.9 million, higher financial volumes, favorable sales mix, cost savings and lower net interest expense, partially offset by cost inflation related to materials and manufacturing expenses and higher MG&A spend.
  Underlying income (loss) before income taxes: Underlying income before income taxes of $1,531.2 million improved 36.9% in constant currency primarily due to increased net pricing to customers, higher financial volumes, favorable sales mix, cost savings and lower net interest expense, partially offset by cost inflation related to materials and manufacturing expenses and higher MG&A spend.

CASH FLOW AND LIQUIDITY HIGHLIGHTS

  U.S. GAAP cash from operations: net cash provided by operating activities was $2,079.0 million for the year ended December 31, 2023 which increased $577.0 million compared to the prior year primarily due to higher net income and the favorable timing of working capital in the Americas across all categories, partially offset by higher income taxes paid.
  Underlying free cash flow: cash generated of $1,420.0 million for the year ended December 31, 2023 which represents an increase of $567.1 million from the prior year, primarily due to higher net cash provided by operating activities as described above.
  Debt: Total debt as of December 31, 2023 was $6,223.9 million and cash and cash equivalents totaled $868.9 million, resulting in net debt of $5,355.0 million and a net debt to underlying EBITDA ratio of 2.21x. As of December 31, 2022, our net debt to underlying EBITDA ratio was 2.93x.
  Dividends: A cash dividend of $0.41 per share was declared and paid to eligible shareholders of record on the respective quarterly record dates throughout the year ended December 31, 2023 for a total of $1.64 per share or a CAD equivalent of CAD 2.19 per share.
  Share Repurchase Program: On September 29, 2023 our Company's Board of Directors approved a new share repurchase program authorizing the repurchase of up to an aggregate of $2.0 billion of our Class B common stock. This repurchase program replaces and supersedes any repurchase program previously approved by the Board. During the year ended December 31, 2023, we repurchased 3,454,694 shares under our respective share repurchase programs through a combination of open market purchases and Rule 10b5-1 trading arrangements at a weighted average price of $61.06 per share, including brokerage commissions and excluding excise taxes, for an aggregate value of $211.0 million.
OTHER RESULTS

Tax Rates Table

(Unaudited)	For the year ended
	December 31, 2023	December 31, 2022
U.S. GAAP effective tax rate	23.6%	(198.4%)
Underlying effective tax rate(1)	22.5%	19.1%
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.
  The increase in our full year U.S. GAAP effective tax rate was primarily due to the impact of a non-cash $845 million partial goodwill impairment recorded within our Americas segment in the fourth quarter of 2022, which related to goodwill not deductible for tax purposes.
  The increase in our full year Underlying effective tax rate was primarily due to the impact of geographic mix with higher income before income taxes in higher tax rate jurisdictions.

2024 OUTLOOK

Building off of the growth we achieved in 2023, we expect to achieve the following targets for full year 2024:

  Net sales: low single-digit increase versus 2023 on a constant currency basis.
  Underlying income (loss) before income taxes: mid single-digit increase compared to 2023 on a constant currency basis.
  Underlying earnings per share: mid single-digit increase compared to 2023.
  Capital Expenditures: $750 million incurred, plus or minus 5%.
  Underlying free cash flow: $1.2 billion, plus or minus 10%.
  Underlying depreciation and amortization: $700 million, plus or minus 5%.
  Consolidated net interest expense: $210 million, plus or minus 5%.
  Underlying effective tax rate: in the range of 23% to 25% for 2024.

On February 13, 2024, the Company's Board of Directors declared a quarterly dividend of $0.44 per share, to be paid on March 15, 2024, to shareholders of Class A and Class B common stock of record on March 1, 2024. Shareholders of exchangeable shares will receive the CAD equivalent of dividends declared on Class A and Class B common stock.

NOTES

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all comparative results are for the Company’s fourth quarter or full year ended December 31, 2023, compared to the fourth quarter or full year ended December 31, 2022. Some numbers may not sum due to rounding.

2023 FOURTH QUARTER INVESTOR CONFERENCE CALL

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2023 fourth quarter and full year results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on April 29, 2024. The Company will post this release on its website today.

OVERVIEW OF MOLSON COORS BEVERAGE COMPANY

For more than two centuries, Molson Coors Beverage Company has been brewing beverages that unite people to celebrate all life’s moments. From our core power brands Coors Light, Miller Lite, Coors Banquet, Molson Canadian, Carling and Ožujsko to our above premium brands including Madri, Staropramen, Blue Moon Belgian White and Leinenkugel’s Summer Shandy, to our economy and value brands like Miller High Life and Keystone, we produce many beloved and iconic beer brands. While our Company's history is rooted in beer, we offer a modern portfolio that expands beyond the beer aisle as well, including flavored beverages like Vizzy Hard Seltzer, spirits like Five Trail whiskey as well as non-alcoholic beverages. As a business, our ambition is to be the first choice for our people, our consumers and our customers, and our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.

Our reporting segments include: Americas, operating in the U.S., Canada and various countries in the Caribbean, Latin and South America; and EMEA&APAC, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within the Middle East, Africa and Asia Pacific. In addition to our reporting segments, we also have certain activity that is not allocated to our reporting segments and reported as "Unallocated", which primarily includes financing-related costs such as interest expense and income, foreign exchange gains and losses on intercompany balances and realized and unrealized changes in fair value on instruments not designated in hedging relationships related to financing and other treasury-related activities and the unrealized changes in fair value on our commodity swaps not designated in hedging relationships recorded within cost of goods sold, which are later reclassified when realized to the segment in which the underlying exposure resides. Additionally, only the service cost component of net periodic pension and OPEB cost is reported within each operating segment, and all other components remain unallocated.

Our Environmental, Social and Governance ("ESG") strategy is focused on People and Planet with a strong commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities, and the environment. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on X (formerly Twitter) through @MolsonCoors.

ABOUT MOLSON COORS CANADA INC.

Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intend," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," "implies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "CEO and CFO Perspectives" and "2024 Outlook," with respect to expectations of cost inflation, limited consumer disposable income, consumer preferences, overall volume and market share trends, pricing trends, industry forces, cost reduction strategies, shipment levels and profitability, the sufficiency of capital resources, anticipated results, expectations for funding future capital expenditures and operations, effective tax rate, debt service capabilities, timing and amounts of debt and leverage levels and expectations regarding future dividends and share repurchases. In addition, statements that we make in this press release that are not statements of historical fact may also be forward-looking statements.

Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among other things, the deterioration of general economic, political, credit and/or capital market conditions, including those caused by the ongoing conflict between Russia and Ukraine or other geopolitical tensions; our dependence on the global supply chain and significant exposure to changes in commodity and other input prices and the impacts of supply chain constraints and inflationary pressures; weak, or weakening of, economic, social and other conditions in the markets in which we do business, including cost inflation and reductions in discretionary consumer spending; loss, operational disruptions or closure of a major brewery or other key facility, including those of our suppliers, due to unforeseen or catastrophic events or otherwise; cybersecurity incidents impacting our information systems, and violations of data privacy laws and regulations; our reliance on brand image, reputation, product quality and protection of intellectual property; constant evolution of the global beer industry and the broader alcohol industry, and our position within the global beer industry and success of our product in our markets; competition in our markets; our ability to successfully and timely innovate beyond beer; changes in the social acceptability, perceptions and the political view of the beverage categories in which we operate, including alcohol; artificial intelligence and machine learning risks and challenges; labor strikes, work stoppages or other employee-related issues; ESG issues and regulations; potential adverse impacts of climate change and other weather events; inadequate supply or availability of quality water; our dependence on key personnel; our reliance on third-party service providers and internal and outsourced systems for our information technology and certain other administrative functions; investment performance of pension plan holdings and other factors impacting related pension plan costs and contributions; our debt level risks and operating covenants and restrictions; deterioration in our credit rating; default by, or failure of, our counterparty financial institutions; impairments of the carrying value of our goodwill and other intangible assets; the estimates and assumptions on which our financial projections are based may prove to be inaccurate; our reliance on a small number of suppliers to obtain the input materials we need to operate our business; termination or changes of one or more manufacturer, distribution or production agreements, or issues caused by our dependence on the parties to these agreements; unfavorable outcomes of legal or regulatory matters; our operations in developing and emerging markets; changes to the regulation of the distribution systems for our products; our consolidated financial statements are subject to fluctuations in foreign exchange rates; changes in tax, environmental, trade or other regulations or failure to comply with existing licensing, trade and other regulations; risks associated with operating our joint ventures; failure to successfully identify, complete or integrate attractive acquisitions and joint ventures into our existing operations; the dependence of our U.S. business on independent distributors to sell our products, with no assurance that these distributors will effectively sell our products, and distributor consolidation in the U.S.; government mandated changes to the retail distribution model resulting from new regulations on our Canada business; indemnities provided to the purchaser of our previous interest in the Cervejarias Kaiser Brasil S.A. business in Brazil; economic trends and intense competition in European markets; the potential for Pentland and the Coors Trust to disagree on a matter submitted to our stockholders or the super-majority of our Board of Directors to disagree on certain actions; the interests of the controlling stockholders may differ from those of other stockholders; shareholder activism efforts or unsolicited offers from a third party; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA

The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Circana (formerly Information Resources, Inc.) for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX

STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the three months ended		For the years ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Sales	$3,333.1	$3,145.4	$13,884.6	$12,807.5
Excise taxes	(542.3)	(515.9)	(2,182.5)	(2,106.5)
Net sales	2,790.8	2,629.5	11,702.1	10,701.0
Cost of goods sold	(1,757.8)	(1,705.8)	(7,333.3)	(7,045.8)
Gross profit	1,033.0	923.7	4,368.8	3,655.2
Marketing, general and administrative expenses	(683.2)	(575.5)	(2,779.9)	(2,618.8)
Goodwill impairment	—	(845.0)	—	(845.0)
Other operating income (expense), net	(149.7)	(15.7)	(162.7)	(38.6)
Equity income (loss)	(0.8)	1.0	12.0	4.7
Operating income (loss)	199.3	(511.5)	1,438.2	157.5
Interest income (expense), net	(46.1)	(57.7)	(208.6)	(246.3)
Other pension and postretirement benefits (costs), net	2.5	0.9	10.2	36.6
Other non-operating income (expense), net	9.8	4.2	12.7	(10.3)
Income (loss) before income taxes	165.5	(564.1)	1,252.5	(62.5)
Income tax benefit (expense)	(60.0)	(25.7)	(296.1)	(124.0)
Net income (loss)	105.5	(589.8)	956.4	(186.5)
Net (income) loss attributable to noncontrolling interests	(2.2)	(0.7)	(7.5)	11.2
Net income (loss) attributable to MCBC	$103.3	$(590.5)	$948.9	$(175.3)

Basic net income (loss) attributable to MCBC per share	$0.48	$(2.73)	$4.39	$(0.81)
Diluted net income (loss) attributable to MCBC per share	$0.48	$(2.73)	$4.37	$(0.81)

Weighted average shares - basic	215.0	216.6	216.0	216.9
Weighted average shares - diluted	216.6	216.6	217.3	216.9

Dividends per share	$0.41	$0.38	$1.64	$1.52

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$868.9	$600.0
Trade receivables, net	757.8	739.8
Other receivables, net	121.6	126.4
Inventories, net	802.3	792.9
Other current assets, net	297.9	378.9
Total current assets	2,848.5	2,638.0
Property, plant and equipment, net	4,444.5	4,222.8
Goodwill	5,325.3	5,291.9
Other intangibles, net	12,614.6	12,800.1
Other assets	1,142.2	915.5
Total assets	$26,375.1	$25,868.3
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$3,180.8	$2,978.3
Current portion of long-term debt and short-term borrowings	911.8	397.1
Total current liabilities	4,092.6	3,375.4
Long-term debt	5,312.1	6,165.2
Pension and postretirement benefits	465.8	473.3
Deferred tax liabilities	2,697.2	2,646.4
Other liabilities	372.3	292.8
Total liabilities	12,940.0	12,953.1
Redeemable noncontrolling interest	27.9	—
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 212.5 shares and 210.5 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued: 2.7 shares and 2.7 shares, respectively)	100.8	102.2
Class B exchangeable shares, no par value (issued: 9.4 shares and 11.0 shares, respectively)	352.3	413.3
Paid-in capital	7,108.4	7,006.4
Retained earnings	7,484.3	6,894.1
Accumulated other comprehensive income (loss)	(1,116.3)	(1,205.5)
Class B common stock held in treasury at cost (13.9 shares and 10.5 shares, respectively)	(735.6)	(522.9)
Total Molson Coors Beverage Company stockholders' equity	13,196.0	12,689.7
Noncontrolling interests	211.2	225.5
Total equity	13,407.2	12,915.2
Total liabilities and equity	$26,375.1	$25,868.3

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the years ended
	December 31, 2023	December 31, 2022
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$956.4	$(186.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	682.8	684.8
Amortization of debt issuance costs and discounts	5.7	7.7
Share-based compensation	44.9	33.6
Goodwill impairment	—	845.0
(Gain) loss on sale or impairment of property, plant, equipment and other assets, net	181.9	18.6
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	88.3	236.4
Equity (income) loss	(12.0)	(4.7)
Income tax (benefit) expense	296.1	124.0
Income tax (paid) received	(244.8)	(76.6)
Interest expense, excluding amortization of debt issuance costs and discounts	228.3	242.9
Interest paid	(229.0)	(240.0)
Change in current assets and liabilities (net of impact of business combinations) and other	80.4	(183.2)
Net cash provided by (used in) operating activities	2,079.0	1,502.0
Cash flows from investing activities
Additions to property, plant and equipment	(671.5)	(661.4)
Proceeds from sales of property, plant, equipment and other assets	10.9	32.2
Acquisition of business, net of cash acquired	(63.7)	—
Other	(117.4)	4.1
Net cash provided by (used in) investing activities	(841.7)	(625.1)
Cash flows from financing activities
Exercise of stock options under equity compensation plans	7.9	3.1
Dividends paid	(354.7)	(329.3)
Payments for purchases of treasury stock	(205.8)	(51.5)
Payments on debt and borrowings	(404.8)	(509.1)
Proceeds on debt and borrowings	7.0	7.0
Net proceeds from (payments on) revolving credit facilities and commercial paper	—	(3.7)
Other	(31.0)	(6.0)
Net cash provided by (used in) financing activities	(981.4)	(889.5)
Effect of foreign exchange rate changes on cash and cash equivalents	13.0	(24.8)
Net increase (decrease) in cash and cash equivalents	268.9	(37.4)
Balance at beginning of year	600.0	637.4
Balance at end of year	$868.9	$600.0

SUMMARIZED SEGMENT RESULTS (volume and $ in millions) (Unaudited)

Americas	Q4 2023	Q4 2022	Reported % Change	FX Impact	Constant Currency % Change	Full year 2023	Full year 2022	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$2,231.1	$2,131.3	4.7	$(0.7)	4.7	$9,425.2	$8,711.5	8.2	$(46.5)	8.7
COGS(2)	(1,351.5)	(1,332.4)	(1.4)			(5,684.0)	(5,445.2)	(4.4)
MG&A	(528.2)	(455.3)	(16.0)			(2,186.3)	(2,079.1)	(5.2)
Income (loss) before income taxes	$362.5	$(499.2)	N/M	$(0.9)	N/M	$1,566.7	$312.9	400.7	$(1.5)	401.2
Underlying income (loss) before income taxes(3)	$363.0	$346.5	4.8	$(0.9)	5.0	$1,578.6	$1,239.4	27.4	$(2.0)	27.5
Financial volume(1)(4)	14.773	14.456	2.2			62.491	60.323	3.6
Brand volume	14.531	13.624	6.7			59.917	57.382	4.4
EMEA&APAC	Q4 2023	Q4 2022	Reported % Change	FX Impact	Constant Currency % Change	Full year 2023	Full year 2022	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$566.6	$503.2	12.6	$30.1	6.6	$2,296.1	$2,005.2	14.5	$56.0	11.7
COGS(2)	(396.8)	(356.1)	(11.4)			(1,575.0)	(1,386.4)	(13.6)
MG&A	(155.0)	(120.2)	(29.0)			(593.6)	(539.7)	(10.0)
Income (loss) before income taxes	$(147.4)	$12.4	N/M	$(10.7)	N/M	$(41.1)	$61.0	N/M	$(5.3)	N.M
Underlying income (loss) before income taxes(3)	$15.3	$28.1	(45.6)	$2.0	(52.7)	$126.8	$73.1	73.5	$7.1	63.7
Financial volume(1)(4)	5.077	5.232	(3.0)			21.286	21.955	(3.0)
Brand volume	5.001	5.111	(2.2)			20.940	21.714	(3.6)
Unallocated & Eliminations	Q4 2023	Q4 2022	Reported % Change	FX Impact	Constant Currency % Change	Full year 2023	Full year 2022	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$(6.9)	$(5.0)	(38.0)			$(19.2)	$(15.7)	(22.3)
COGS(2)	(9.5)	(17.3)	45.1			(74.3)	(214.2)	65.3
Income (loss) before income taxes	$(49.6)	$(77.3)	35.8	$8.8	24.5	$(273.1)	$(436.4)	37.4	$15.9	33.8
Underlying income (loss) before income taxes(3)	$(32.5)	$(46.0)	29.3	$9.1	9.6	$(174.2)	$(207.7)	16.1	$14.0	9.4
Financial volume	(0.001)	(0.001)	—			(0.005)	(0.006)	16.7
Consolidated	Q4 2023	Q4 2022	Reported % Change	FX Impact	Constant Currency % Change	Full year 2023	Full year 2022	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$2,790.8	$2,629.5	6.1	$29.4	5.0	$11,702.1	$10,701.0	9.4	$9.5	9.3
COGS	(1,757.8)	(1,705.8)	(3.0)			(7,333.3)	(7,045.8)	(4.1)
MG&A	(683.2)	(575.5)	(18.7)			(2,779.9)	(2,618.8)	(6.2)
Income (loss) before income taxes	$165.5	$(564.1)	N/M	$(2.8)	N/M	$1,252.5	$(62.5)	N/M	$9.1	N/M
Underlying income (loss) before income taxes(3)	$345.8	$328.6	5.2	$10.2	2.1	$1,531.2	$1,104.8	38.6	$19.1	36.9
Financial volume(4)	19.849	19.687	0.8			83.772	82.272	1.8
Brand volume	19.532	18.735	4.3			80.857	79.096	2.2

N/M = Not meaningful

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.

(1)	Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3)	Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
(4)

Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 0.728 million hectoliters and 0.238 million hectoliters for the three months ended December 31, 2023, respectively, and excludes royalty volume of 0.762 million hectoliters and 0.201 million hectoliters for three months ended December 31, 2022, respectively. Financial volume in hectoliters for the Americas and EMEA&APAC excludes royalty volume of 2.683 million hectoliters and 0.935 million hectoliters for the year ended December 31, 2023, respectively, and excludes royalty volume of 2.719 million hectoliters and 1.012 million hectoliters for the year ended December 31, 2022, respectively.

WORLDWIDE BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	For the three months ended			For the years ended
	December 31, 2023	December 31, 2022	Change	December 31, 2023	December 31, 2022	Change
Financial Volume	19.849	19.687	0.8%	83.772	82.272	1.8%
Contract brewing and wholesale/factored volume	(1.474)	(1.663)	(11.4)%	(6.756)	(6.793)	(0.5)%
Royalty volume	0.966	0.963	0.3%	3.618	3.731	(3.0)%
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.191	(0.252)	N/M	0.223	(0.114)	N/M
Total Worldwide Brand Volume	19.532	18.735	4.3%	80.857	79.096	2.2%

N/M = Not meaningful

Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment is the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract-brewing agreements and because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler ("STW") volume to Sales-to-Retailer ("STR") volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

We also utilize net sales per hectoliter and cost of goods sold per hectoliter, as well as the year over year changes in such metrics, as key metrics for analyzing our results. These metrics are calculated as net sales and cost of goods sold, respectively, per our consolidated statement of operations divided by financial volume for the respective period. We believe these metrics are important and useful for investors and management because it provides an indication of the trends in pricing and sales mix on our net sales and the trends of sales mix and other cost impacts such as inflation on our cost of goods sold.

USE OF NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.

  Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) – Measure of the Company’s or segment's income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, restructuring and integration related costs, unrealized mark-to-market gains and losses, potential or incurred losses related to certain litigation accruals and settlements and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
  Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include the impact of unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.

  We also use underlying COGS per hectoliter, as well as the year over year change in such metric, as a key metric for analyzing our results. This metric is calculated as underlying COGS divided by financial volume for the respective period.
  Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).

  Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of non-GAAP adjustment items (as defined above), the related tax effects of non-GAAP adjustment items and certain other discrete tax items.
  Underlying net income (loss) attributable to MCBC per diluted share (also referred to as Underlying Earnings per Share) (Closest GAAP Metric: Net Income (loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. If applicable, a reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If underlying net income (loss) attributable to MCBC becomes income excluding the impact of our non-GAAP adjustment items, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.
  Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
  Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to Properties and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods, book value of assets and capital structure.
  Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
  Net debt and net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Income (Loss) Before Income Taxes) – Measure of the Company’s leverage calculated as Net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net Income (Loss) excluding Interest expense (income), income tax expense (benefit), depreciation and amortization, and the impact of non-GAAP adjustment items (as defined above). This measure is not the same as the Company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
  Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.

Our guidance for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our Company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES

Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the three months ended December 31, 2023
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(1,757.8)	$(683.2)	$165.5	$103.3	$0.48
Adjustments to arrive at underlying
Restructuring	—	—	2.3	2.3	0.01
Intangible and tangible asset impairments, excluding goodwill(1)	—	—	160.7	160.7	0.74
Gains and (losses) on disposals	—	—	(0.3)	(0.3)	—
Unrealized mark-to-market (gains) losses	17.1	—	17.1	17.1	0.08
Other items	—	0.4	0.5	0.5	—
Total	$17.1	$0.4	$180.3	$180.3	$0.83
Tax effects on non-GAAP adjustments	—	—	—	(37.4)	(0.17)
Discrete tax items	—	—	—	11.2	0.05
Underlying (Non-GAAP)	$(1,740.7)	$(682.8)	$345.8	$257.4	$1.19

(In millions, except per share data) (Unaudited)	For the year ended December 31, 2023
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(7,333.3)	$(2,779.9)	$1,252.5	$948.9	$4.37
Adjustments to arrive at underlying
Restructuring	—	—	4.1	4.1	0.02
Intangible and tangible asset impairments, excluding goodwill(1)	—	—	160.8	160.8	0.74
Gains and (losses) on disposals(2)	—	—	10.8	10.8	0.05
Unrealized mark-to-market (gains) losses	98.9	—	98.9	98.9	0.46
Other items	—	5.4	4.1	4.1	0.02
Total	$98.9	$5.4	$278.7	$278.7	1.28
Tax effects on non-GAAP adjustments	—	—	—	(57.4)	(0.26)
Discrete tax items	—	—	—	9.2	0.04
Underlying (Non-GAAP)	$(7,234.4)	$(2,774.5)	$1,531.2	$1,179.4	$5.43

(1)

During the three months ended December 31, 2023, we recorded a $160.7 million partial impairment charge to our indefinite-lived intangible asset related to the Staropramen family of brands in our EMEA&APAC segment.

(2)	During the third quarter of 2023, we sold our controlling interest in the Truss joint venture within our Americas segment and recognized a loss of $11.1 million.

Reconciliation to Underlying Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the three months ended December 31, 2023
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$362.5	$(147.4)	$(49.6)	$165.5
Add/(less):
Cost of goods sold(1)	—	—	17.1	17.1
Marketing, general & administrative	0.4	—	—	0.4
Other non-GAAP adjustment items(2)	0.1	162.7	—	162.8
Total non-GAAP adjustment items	$0.5	$162.7	$17.1	$180.3
Underlying income (loss) before income taxes	$363.0	$15.3	$(32.5)	$345.8

(In millions) (Unaudited)	For the year ended December 31, 2023
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$1,566.7	$(41.1)	$(273.1)	$1,252.5
Add/(less):
Cost of goods sold(1)	—	—	98.9	98.9
Marketing, general & administrative	2.1	3.3	—	5.4
Other non-GAAP adjustment items(2)	9.8	164.6	—	174.4
Total non-GAAP adjustment items	$11.9	$167.9	$98.9	$278.7
Underlying income (loss) before income taxes	$1,578.6	$126.8	$(174.2)	$1,531.2

(1)

Reflects changes in our mark-to-market positions on our commodity hedges recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(2)

Reflects a $160.7 million partial non-cash impairment charge to our indefinite-lived intangible asset related to the Staropramen family of brands recorded in our EMEA&APAC segment to other operating income (expense), net in the condensed consolidated statements of operations.

Effective Tax Rate Reconciliation

(Unaudited)	For the year ended
	December 31, 2023	December 31, 2022
U.S. GAAP Effective Tax Rate	23.6%	(198.4%)
Add/(less):
Tax effect of non-GAAP adjustment items(1)	(0.4%)	217.7%
Discrete tax items(1)(2)	(0.7%)	(0.2%)
Underlying (Non-GAAP) Effective Tax Rate	22.5%	19.1%

(1)

Adjustments related to the tax effect of non-GAAP adjustment items, which includes the non-cash $845 million partial goodwill impairment recorded within our Americas segment in the fourth quarter of 2022, as well as certain discrete tax items excluded from our underlying effective tax rate. Discrete tax items include significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.

(2)

The change in tax effect of discrete tax items for the year ended December 31, 2023 was primarily due to the recognition of approximately $9 million of discrete tax expense recorded in U.S. GAAP in the fourth quarter of 2023.

Underlying Free Cash Flow

(In millions) (Unaudited)		For the years ended
		December 31, 2023	December 31, 2022
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$2,079.0	$1,502.0
Less:	Additions to properties(1)	(671.5)	(661.4)
Add/Less:	Cash impact of non-GAAP adjustment items(2)	12.5	12.3
Non-GAAP:	Underlying Free Cash Flow	$1,420.0	$852.9

(1)	Included in net cash provided by (used in) investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the years ended December 31, 2023 and December 31, 2022.

Net Debt and Net Debt to Underlying EBITDA Ratio

(In millions except net debt to underlying EBITDA ratio) (Unaudited)		As of
		December 31, 2023	December 31, 2022
U.S. GAAP:	Current portion of long-term debt and short-term borrowings	$911.8	$397.1
Add:	Long-term debt	5,312.1	6,165.2
Less:	Cash and cash equivalents	868.9	600.0
	Net debt	$5,355.0	$5,962.3
	Q4 Underlying EBITDA	$566.1	$555.5
	Q3 Underlying EBITDA	$742.9	$593.5
	Q2 Underlying EBITDA	$725.2	$566.4
	Q1 Underlying EBITDA	$388.4	$320.5
Non-GAAP:	Underlying EBITDA(1)	$2,422.6	$2,035.9
	Net debt to underlying EBITDA ratio	2.21	2.93

(1)	Represents underlying EBITDA on a trailing twelve month basis.

Underlying EBITDA Reconciliation

($ in millions) (Unaudited)	For the three months ended
	December 31, 2023	December 31, 2022	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$103.3	$(590.5)	N/M
Add: Net income (loss) attributable to noncontrolling interests	2.2	0.7	214.3%
U.S. GAAP: Net income (loss)	105.5	(589.8)	N/M
Add: Interest expense (income), net	46.1	57.7	(20.1)%
Add: Income tax expense (benefit)	60.0	25.7	133.5%
Add: Depreciation and amortization	174.2	169.2	3.0%
Adjustments included in underlying income(1)	180.3	892.7	(79.8)%
Underlying EBITDA	$566.1	$555.5	1.9%

N/M = Not meaningful
(1)	Includes adjustments to income (loss) before income taxes related to non-GAAP adjustment items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.

Contacts

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Traci Mangini, (415) 308-0151

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